EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
June 17, 2010
To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Energy Company Savings and Stock Ownership Plan
Detroit, Michigan
We consent to the incorporation, by reference in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, of our report dated June 17, 2010, with respect to the statements of net assets available for benefits of the DTE Energy Company Savings and Stock Ownership Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the DTE Energy Company Savings and Stock Ownership Plan.
/S/ GEORGE JOHNSON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan